UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on October 31, 2019, FuelCell Energy, Inc. (the “Company”) and certain of its subsidiaries as guarantors entered into a Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Orion Credit Agreement”) with Orion Energy Partners Investment Agent, LLC, as Administrative Agent and Collateral Agent (the “Orion Agent”), and certain lenders affiliated with the Orion Agent for a $200.0 million senior secured credit facility (the “Orion Facility”), structured as a delayed draw term loan to be provided by the lenders primarily to fund certain of the Company’s construction and related costs for fuel cell projects which meet the requirements of the Orion Facility. The Orion Credit Agreement was amended on November 22, 2019, January 20, 2020, February 11, 2020, April 30, 2020, and June 8, 2020.

On November 30, 2020, the Company, its subsidiary guarantors, and the Orion Agent entered into a payoff letter with respect to the Orion Credit Agreement (the “Payoff Letter”). The Payoff Letter specifies that, provided that the repayment in full of all of the Company’s obligations, including the prepayment premium and accrued interest through the repayment date, occurs on or before December 11, 2020, the aggregate prepayment premium set forth in the Orion Credit Agreement shall be reduced from approximately $14.9 million to $4 million and, the Orion Agent, on behalf of itself and the lenders, agrees that (i) the payment by the Company of an aggregate prepayment premium of $4 million shall constitute all of the obligations of the Company and the other loan parties in respect of the prepayment premium under the Orion Credit Agreement and (ii) any portion of the prepayment premium that would otherwise be required to be paid pursuant to the Orion Credit Agreement in excess of the amount specified above shall be deemed waived by the Orion Agent and the lenders. The Payoff Letter further specifies that, in the event that the Company does not payoff the obligations on or before December 11, 2020, the conditional waiver of a portion of the prepayment premium contemplated by the Payoff Letter shall cease to be effective and, accordingly, if the Company shall make any prepayment of the obligations following December 11, 2020, the Company shall be obligated to pay the entire prepayment premium in full as contemplated by the Orion Credit Agreement.

Concurrently with the Orion Agent’s receipt of full payment pursuant to the Payoff Letter, or as reasonably practicable as possible thereafter, Orion Agent shall deliver to the Company any necessary mortgage satisfactions, releases of liens, discharges, terminations and other release documentation (including, without limitation terminations and/or releases relating to any existing deposit account control agreements) executed by it releasing the Orion Agent’s liens and security interests in all of the assets and property of the Company and its subsidiaries as guarantors.

The foregoing description of the Payoff Letter is qualified in its entirety by reference to the Payoff Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

Recent Financial Results (Preliminary and Unaudited)

On December 1, 2020, the Company announced the following preliminary and unaudited financial results.

The Company’s audited consolidated financial statements for the fiscal year ended October 31, 2020 are not yet available. Estimates of results are inherently uncertain and subject to change, and we undertake no obligation to update or revise the estimates set forth in this Current Report on Form 8-K as a result of new information, future events or otherwise, except as otherwise required by law. These estimates may differ from actual results. Actual results remain subject to the completion of the Company’s fiscal year-end closing process, which includes a final review by the Company’s management and audit committee. During the course of the preparation of the financial statements and related notes and the Company’s final review, additional items that require material adjustments to the preliminary financial information presented below may be identified. Therefore, you should not place undue reliance upon these preliminary financial results. See the Risk Factors included in Item 8.01 of this Current Report on Form 8-K for additional information regarding factors that could result in differences between the preliminary estimates of the Company’s financial results described below and the actual financial results the Company will report for the fiscal year ended October 31, 2020.

The preliminary estimates for the three months and fiscal year ended October 31, 2020 described below have been prepared by, and are the responsibility of, management. KPMG LLP, the Company’s independent registered public accounting firm, has not audited, reviewed or performed any procedures with respect to such preliminary information. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

The Company preliminarily estimates the following:

●	Revenue for the three months ended October 31, 2020 is expected to be in the range of $16.0 million to $17.5 million compared to $11.0 million for the three months ended October 31, 2019. Revenue for the fiscal year ended October 31, 2020 is expected to be in the range of $70.0 million to $71.5 million compared to $60.8 million for the fiscal year ended October 31, 2019.

●	Gross loss for the three months ended October 31, 2020 is expected to be in the range of $(7.0) million to $(8.5) million compared to $(23.4) million for the three months ended October 31, 2019. Gross loss for the fiscal year ended October 31, 2020 is expected to be in the range of $(7.0) million to $(8.5) million compared to $(21.3) million for the fiscal year ended October 31, 2019. Operating results for the three months ended October 31, 2020 above were adversely impacted by, among other things, timing of advanced technology activities, higher service costs during the three month period, and an impairment charge during the three month period relating to the Company’s Triangle Street project (which the Company estimates on a preliminary basis to be approximately $2.4 million).

●	The Company’s net loss per share attributable to common stockholders for the three months ended October 31, 2020 is expected to be approximately in line or slightly below the prior three month period ended July 31, 2020, and the Company’s adjusted earnings before interest, taxes, depreciation and amortization for the three months ended October 31, 2020 is expected to be lower than the prior three month period ended July 31, 2020.

●	Cash and cash equivalents is expected to total approximately $192.1 million as of October 31, 2020, which includes $149.9 million of unrestricted cash and cash equivalents and $42.2 million of restricted cash and cash equivalents. This compares to Cash and cash equivalents of approximately $39.8 million as of October 31, 2019, which included $9.4 million of unrestricted cash and cash equivalents and $30.3 million of restricted cash and cash equivalents.

The information furnished in this Item 2.02 is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

Item 8.01. Other Events.

In this Item 8.01, the terms “FuelCell Energy,” “we,” “our,” “our Company,” and “the Company” refer to FuelCell Energy, Inc., together with its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

The Company is providing the following updated business information.

Updated Business Information

Company Overview

Our Business

FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, we are uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world.

FuelCell Energy, based in Connecticut, was founded in 1969 as a New York corporation to provide applied research and development services on a contract basis. We completed our initial public offering in 1992 and reincorporated in Delaware in 1999. We began selling stationary fuel cell power plants commercially in 2003.

Leadership

We believe our leadership in clean energy has significant benefits for our customers and the sustainability of our planet.

•	Early Mover: We aim to be a leader in key areas of the clean energy value chain. We are the only fuel cell that is CARB certified utilizing biogas. Our proprietary carbon capture solution is the only solution that we know of that simultaneously produces power rather than consumes it, and produces hydrogen for distributed applications and emerging electrolysis.

•	Customer Enablement: Our fuel cell platforms are designed to be clean, efficient and reliable and help our customers achieve their sustainability goals while meeting their critical business needs. These efficient and environmentally friendly products support the “Triple Bottom Line” concept of sustainability, consisting of environmental, social and economic considerations.

•	Intellectual Property: FuelCell Energy’s innovation is embodied in our intellectual property, including 102 U.S. patents and 186 patents in other jurisdictions covering our fuel cell technology (in certain cases covering the same technology in multiple jurisdictions).

•	International Standard Pacesetter: FuelCell Energy is certified for compliance to ISO 14001:2015 which allows organizations to improve environmental performance through more efficient use of resources and reduction of waste.

•	Engineered for Reuse: Our solutions are engineered for recycling and reuse, which sets us apart from other sources of clean energy technology such wind turbines, solar cells and batteries that are typically discarded in landfills.

Our Team

Our senior leadership team is comprised of industry veterans, representing over 200 years of collective experience in the power industry, alternative energy, advanced manufacturing and disruptive technologies.

Our Business Model

Our business model is based on multiple revenue streams, including power platform and component sales; recurring service revenue, mainly through long-term service agreements; recurring electricity, capacity and renewable attribute sales under power purchase agreements (“PPAs”) and tariffs for projects we retain in our generation portfolio; and revenue from public and private industry research contracts under Advanced Technologies.

We are a complete solutions provider, controlling the design, manufacturing, sales, installation, operations and maintenance of our patented fuel cell technology under long-term power purchase and service agreements. When principally utilizing long-term PPAs, the end-user of the power or utility hosts the installation and only pays for power as it is delivered, avoiding up-front capital investment. We also develop projects and sell equipment directly to customers, providing a complete solution of engineering, installing and servicing the fuel cell power plant under an engineering, procurement and construction agreement and a long-term maintenance and service agreement. FuelCell Energy maintains the long-term recurring service obligation and associated revenues running conterminous with the life of the project.

Our Sales and Marketing Approach

Consistent with our overall strategy, our engineers and scientists focus our innovation on continuously developing highly sophisticated technical solutions that meet customer needs. Our sales and marketing teams focus on presenting solutions that we expect will lead to long term and repeatable sales opportunities. We have structured our sales efforts along our differentiated capabilities and major end-user market offerings.

FuelCell Energy is focused on using our proprietary technology to pursue four significant energy opportunities, each of which we believe is important to the world achieving the desired outcomes from the energy transition: sustainability and environmental stewardship while improving the world’s living conditions.

1.	Distributed Generation

a.	Microgrid/Grid Resiliency

b.	Combined Heat & Power (CHP)

c.	Carbon Capture, Separation and Utilization

d.	Multi-Fuel Capabilities

2.	Distributed Hydrogen

a.	Hydrogen production at the point of use removing transportation cost

b.	Hydrogen co-produced with power, water, and thermal energy

3.	Hydrogen Energy Storage and Hydrogen Power Generation

a.	High Efficiency Solid Oxide Electrolysis

b.	Carbonate Electrolysis with Reforming and Purification (REP)

c.	Carbon free power generation

d.	Unlimited storage opportunity

4.	Carbon Capture

a.	Capture carbon while simultaneously producing power to offset the costs of carbon capture

b.	Climate mitigation — reduce CO2 emissions

c.	Enables the continued use of abundant fossil fuels

FuelCell Energy’s technology across these four opportunities creates significant optionality for the Company.

We market different configurations and applications of our SureSource platform to meet specific market needs, including:

•	On-Site Power (Behind the Meter): Customers benefit from improved power reliability and energy security from on-site power that reduces reliance on the electric grid in an environmentally responsible manner. Utilization of the high quality thermal energy produced by the fuel cell in a CHP configuration supports economic and sustainability goals by lessening or even avoiding the need for combustion-based boilers for heat and its associated cost, pollutants and carbon emissions. Heat can be used to produce hot water or steam or to drive high efficiency absorption chillers for cooling applications for commercial and industrial customers.

•	Utility Grid Support: Our SureSource power platforms are scalable, which enables siting multiple fuel cell power plants together in a fuel cell park. Fuel cell parks enable utilities to add clean and continuous multi-megawatt power generation on a very small footprint when and where needed and enhance the resiliency of the electric grid by reducing reliance on large central generation plants and the associated transmission system. Deploying our SureSource power platforms throughout a utility service territory can also help utilities comply with government-mandated clean energy regulations, meet air quality standards, maintain continuous power output and improve grid reliability. Our fuel cells can firm-up the total utility power generation solution when combined with intermittent power generation, such as solar or wind, or less efficient combustion-based equipment that provides peaking or load following power.

•	Microgrid Applications: SureSource platforms can also be configured as a microgrid, either independently or with other forms of power generation, to provide continuous power and a seamless transition during times of grid outages. We have multiple installations of our solutions operating within microgrids, some individually and some with other forms of power generation.

•	Distributed Hydrogen: SureSource platforms are configurable to deliver on-site hydrogen for transportation, industrial applications, natural gas blending, and repowering combustion-based equipment with zero carbon hydrogen. The SureSource Hydrogen platform utilizes proprietary fuel cells configured to simultaneously generate three value streams — power generation, hydrogen, and thermal energy.

•	Carbon Utilization: SureSource platforms do not combust fuel, and because fuel and air are reacted separately before mixing, carbon dioxide from the fuel is not initially diluted by air and can be easily extracted from the system for utilization or sequestration, significantly reducing the carbon footprint of the generated power. A few attractive applications for this developing technology are the on-site production of carbon dioxide for industrial use, production of dry ice/ultra-cold freezing, and use in beverage and food applications.

Our Long-Term Strategy

In 2019, we launched our “Powerhouse” strategy to strengthen our business, maximize operational efficiencies and position us for future growth. Looking ahead, we have updated the pillars of our Powerhouse Strategy to reflect our future focus and to affirm our commitment to leadership in sustainability.

Transform — Build a Durable Financial Foundation and Enhance Financial Results

Continuing from the transformational groundwork originally laid out in 2019, building balance sheet strength is an ongoing focus as FuelCell Energy grows:

•	Enhanced liquidity: Executed public offering of common stock and at-the-market sales of common stock, improving liquidity with gross proceeds of more than $175 million at an efficient cost of capital

Strengthen — Drive Operational Excellence

•	Capital structure: Enhancing liquidity and reducing cost of borrowing to deliver an overall lower cost of capital

•	Capital deployment: Making investments that further enhance performance, advance product commercialization, reduce costs and generate return on our investment

•	Operational excellence: Executing on our project backlog; lean resource management driving reductions in operating expense

Grow — Penetrate Significant Market Opportunities Where We Can Win

•	Optimization of core business: Capitalizing on our core technological strengths in key markets, including biofuels, microgrids, hydrogen, and carbon separation and utilization

•	Commercial excellence: Strengthening customer relationships and building a customer-centric reputation; building our sales pipeline by increasing focus on targeted differentiated applications, product sales and geographic market and customer segment expansion

•	Innovation: Successfully delivering extended life stack modules; expanding commercialization of new technologies including proprietary gas treatment systems, advancing hydrogen and carbon capture, utilization, and sequestration

•	Geographic and market expansion: Targeting growth opportunities in South Korea, Europe, and across Asia

Our Durable Competitive Advantages

•	Innovation and Sustainability:

•	Intellectual property that we believe makes new entry to the market challenging

•	Product portfolio that consists of several technologies that are attractive based on market economics, not government mandate

•	Products characterized by sustainability over full lifecycle versus other “clean” technologies such as wind turbines, solar panels and batteries for which recycling is neither economical nor practical, and that often rely on rare earth minerals, disruptive mining and geopolitical risk

•	Technologies that fulfill society’s fundamental need for energy without requiring that users/society change the way they live or use energy

•	Excellence:

•	Operational excellence programs and lean resource management aim to maximize cost-reduction opportunities while improving safety and product quality

•	Lean management which drives proprietary manufacturing processes that increase speed to market and cost competitiveness

•	Engagement & Understanding:

•	Strategic innovation and development relationships with the U.S. Department of Energy and ExxonMobil Research and Engineering provide funding and encourage technology development

•	Footprint in the United States, Asia and Europe provides strategic channels of distribution and allows economical product support

Recent Events

Net Operating Loss (“NOL”) Carryforwards

As of October 31, 2019, we had federal and state NOL carryforwards of $850.0 million and $438.8 million, respectively. Federal NOL carryforwards generated prior to our fiscal year 2018 will expire in varying amounts from fiscal years 2020 through 2037, while state NOL carryforwards expire in varying amounts from fiscal years 2020 through 2039. Federal NOLs generated beginning in fiscal year 2018 are not subject to expiration but may be subject to limitation. These federal and state NOLs are a significant component of our deferred tax assets, which have been fully offset by a valuation allowance. NOLs may be utilized to reduce future taxable income, subject to certain limitations if there is an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). An ownership change occurs if the owner shift over a three year period, as calculated under Section 382, is greater than 50%. The consummation of our common stock offering that closed on October 2, 2020 resulted in an owner shift greater than 50%.

Following an ownership change, the amount of federal NOLs that can be used to offset taxable income will be subject to a Section 382 annual limitation. Generally, the annual limitation equals the product of (i) the fair market value of our outstanding equity, including both common stock and certain preferred stock, immediately prior to the ownership change, multiplied by (ii) the applicable federal long-term, tax exempt rate. Additionally, if we have a net unrealized built-in gain (by comparing market capitalization plus total liabilities to the book value of assets) at the time of the ownership change, certain built-in gains recognized within five years after the ownership change (the “recognition period”) may increase the amount of the otherwise available limitation.

Based on our approximate market capitalization of $503 million and the federal long-term, tax exempt rate of 0.89 percent at the time of closing of the offering on October 2, 2020, our annual Section 382 limitation would be approximately $4.5 million. We have not yet calculated any net unrealized built-in gain at the time of the ownership change or the expected built-in gains likely to be recognized during the five-year recognition period.

In September of 2019, the Treasury Department published proposed Section 382 regulations that would govern the calculation of the recognized built-in gains that increase the amount of federal NOLs that can be utilized during the five-year recognition period. If finalized as proposed, these regulations would limit the increase to the amount of the otherwise available Section 382 limitation for recognized built-in gains to those realized through actual disposition of built-in gain assets.

These regulations have not been finalized but provide for an effective date of 30 days after the final regulations are published. Since the offering that closed on October 2, 2020 resulted in an owner shift greater than 50%, we should still be able to rely on the prior, more favorable built-in gain rules.

With respect to state NOLs, certain states follow the Section 382 annual limitation guidelines with respect to an ownership change; however, the State of Connecticut does not. Based upon a preliminary analysis, we estimate that the remaining state NOLs following the ownership change would be approximately $409.9 million.

As noted above, we have and will continue to maintain a full valuation allowance against deferred tax assets as management believes that significant uncertainty exists surrounding the recoverability of any deferred tax assets.

Project Awards

Shared Clean Energy Facilities Project Awards

On September 29, 2020, we announced multiple project awards by the local Connecticut electric distribution companies totaling 11.2 megawatts (“MW”), as part of the state-sponsored Shared Clean Energy Facility program. After reaffirming the project selection process on multiple occasions, on November 16, 2020, the Public Utilities Regulatory Authority (“PURA”) inexplicably reversed itself and issued a ruling ordering one of the local electric distribution utilities to re-examine and re-evaluate the bids, and submit any revisions to its selected winners on December 4, 2020. We believe PURA’s action to be unlawful and contrary to established precedent. We are evaluating our options in the event that our project awards are not confirmed. However, there can be no assurance that PURA’s action will not result in the loss or modification of some or all of the Shared Clean Energy Facility project awards we previously announced. In addition, there can be no assurance that any such project awards will result in executed power purchase contracts.

Long Island Power Authority Project Awards

In July 2017, we were awarded three projects on Long Island totaling 39.8 MW. In December 2018, we executed a contract for one of the three awards, which is currently reflected in our backlog. The other two awards, which are not part of our backlog, do not yet have signed contracts as we have been progressing through the required interconnect process. Contrary to assertions made by Long Island Power Authority (“LIPA”), we do not believe that the New York Climate Leadership and Community Protection Act negates the two project awards for which there are not signed contacts. We believe these projects should move forward and we have continued to pursue them in good faith, including with our advancement of the interconnect process. There can be no assurance that any project awards, including these two LIPA awards for which we do not have signed contracts, will result in executed PPAs.

Updated Risk Factors

The Company is updating the risk factors previously provided by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2020, which fully updated the risk factors previously provided by the Company in its Annual Report on Form 10-K for the fiscal year ended October 31, 2019, as follows:

For purposes of these updated risk factors, the following terms have the following meanings:

●	“FuelCell Energy,” “we,” “our,” “our Company,” and “the Company” refer to FuelCell Energy, Inc., together with its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires;

●	“Orion Credit Agreement,” “Orion Agent,” and “Orion Facility” have the meanings set forth in Section 1.01 above; and

●	“POSCO Energy” means POSCO Energy Co., Ltd.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those described below in the section entitled “Risk Factors”. These risks include, but are not limited to, the following:

•	Our business and operations may be adversely affected by the 2019 novel coronavirus (COVID-19) outbreak or other similar outbreaks.

•	Our Paycheck Protection Program loan (“PPP Loan”) may not be forgiven, may subject us to challenges regarding qualification for the PPP Loan, enforcement actions, fines and penalties, and has resulted in an informal SEC inquiry into our financial disclosures.

•	We have incurred losses and anticipate continued losses and negative cash flows. Our cost reduction strategy may not succeed or may be significantly delayed, which may result in our inability to deliver improved margins.

•	We have debt outstanding and may incur additional debt in the future, which may adversely affect our financial condition and future financial results.

•	Unanticipated increases or decreases in business growth may result in adverse financial consequences for us.

•	If our goodwill and other intangible assets, long-lived assets, inventory or project assets become impaired, we may be required to record a significant charge to operations.

•	Our advanced technologies contracts are subject to the risk of termination by the contracting party and we may not realize the full amounts allocated under some contracts due to the lack of Congressional appropriations or early termination.

•	Utility companies may resist the adoption of distributed generation and could impose customer fees or interconnection requirements on our customers that could make our products less desirable.

•	We depend on third party suppliers for the development and supply of key raw materials and components for our products.

•	We derive significant revenue from contracts awarded through competitive bidding processes involving substantial costs and risks. Our contracted projects may not convert to revenue, and our project awards and sales pipeline may not convert to contracts, which may have a material adverse effect on our revenue and cash flows.

•	We have signed product sales contracts, engineering, procurement and construction contracts (“EPCs”), power purchase agreements (“PPAs”) and long-term service agreements with customers subject to contractual, technology, operating and commodity risks as well as market conditions that may affect our operating results.

•	We extend product warranties for our products, which products are complex and could contain defects and may not operate at expected performance levels, which could impact sales and market adoption of our products, affect our operating results or result in claims against us.

•	We currently face and will continue to face significant competition, including from products using other energy sources that may be lower priced or have preferred environmental characteristics. Our plans are dependent on market acceptance of our products.

•	Our products use inherently dangerous, flammable fuels, operate at high temperatures and use corrosive carbonate material, each of which could subject our business to product liability claims.

•	We are increasingly dependent on information technology, and disruptions, failures or security breaches of our information technology infrastructure could have a material adverse effect on our operations and the operation of our power plant platforms. In addition, increased information technology security threats and more sophisticated computer crime pose a risk to our systems, networks, products and services.

•	We are required to maintain effective internal control over financial reporting. Our management previously identified a material weakness in our internal control over financial reporting. If we are unable to remediate the material weakness or other control deficiencies are identified in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports in a timely manner, which may adversely affect investor confidence in our Company and, as a result, the value of our common stock.

•	Our results of operations could vary as a result of changes to our accounting policies or the methods, estimates and judgments we use in applying our accounting policies.

•	We may be affected by environmental and other governmental regulation.

•	A negative government audit could result in an adverse adjustment of our revenue and costs and could result in civil and criminal penalties.

•	Exports of certain of our products are subject to various export control regulations and may require a license or permission from the U.S. Department of State, the U.S. Department of Energy or other agencies.

•	Provisions of Delaware and Connecticut law and of our certificate of incorporation and by-laws and our outstanding securities may make a takeover more difficult. Our By-laws (as defined below) provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a judicial forum deemed favorable by the stockholder for disputes with us or our directors, officers or employees.

•	We will need to raise additional capital, and such capital may not be available on acceptable terms, or on terms acceptable to our lenders, if at all. If we do raise additional capital utilizing equity, existing stockholders will suffer dilution. If we do not raise additional capital, our business could fail or be materially and adversely affected.

Risk Factors

Risks Related to Our Business, Industry and Supply Chain

Our business and operations may be adversely affected by the 2019 Novel Coronavirus (COVID-19) outbreak or other similar outbreaks.

Any outbreaks of contagious diseases, including the recent outbreak of the 2019 novel coronavirus (“COVID-19”) that was first detected in Wuhan, China in December 2019 and has since developed into a global pandemic, and other adverse public health developments in countries where we and our suppliers operate, could have a material and adverse effect on our business, financial condition and results of operations. These effects could include disruptions to or restrictions on our employees’ ability to travel, as well as temporary closures of our facilities or the facilities of our customers, suppliers, or other vendors in our supply chain. In addition, COVID-19 has resulted in a widespread health crisis that has adversely affected, and may continue to adversely affect, the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products or our ability to obtain financing for our business or projects. COVID-19 may impact the health of our team members, directors or customers, reduce the availability of our workforce or those of companies with which we do business, or otherwise cause human impacts that may negatively impact our business. Any of these events, which may result in disruptions to our supply chain or customer demand, could materially and adversely affect our business and our financial results. The extent to which COVID-19 will impact our business and our financial results will depend on future developments, which are highly uncertain and cannot be predicted. Such developments may include the geographic spread of COVID-19, the severity of the disease, the duration of the outbreak, the actions that may be taken by various governmental authorities in response to the outbreak, such as quarantine or “shelter-in-place” orders and business closures imposed by various states within the United States, and the impact on the U.S. or global economy. For example, on March 18, 2020, in response to the escalating global COVID-19 outbreak, we temporarily suspended operations at our Torrington, Connecticut manufacturing facility, and also ordered those employees that could work from home to do so. While we resumed operations in the manufacturing facility on June 22, 2020, we continue to evaluate our ability to operate in light of recent resurgences of COVID-19 and the advisability of continuing operations, based on federal, state and local guidance, evolving data concerning the pandemic and the best interests of our employees, customers and stockholders. Accordingly, there can be no assurance that any of our facilities will remain open (in full or in part), that our employees that continue to work remotely will return to the office or that our other operations will continue at full or limited capacity. If we again have to shut down production either due to a worsening of the COVID-19 pandemic or due to an outbreak in one of our facilities, our project schedules and associated financing could be adversely affected. An extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk. Further, we have experienced, and may continue to experience, increased costs and expenses, including as a result of (i) conducting daily “fitness-for-duty” assessments for employees, including symptom checks and providing personal protective equipment, (ii) the expansion of benefits to our employees, including the provision of additional time off for employees who have contracted COVID-19 or are required to be quarantined or who are unable to obtain childcare to return to work, (iii) implementing increased health and safety protocols at all of our facilities, including increased cleaning/sanitization of workspaces, restricting visitor access, mandating social distancing guidelines and increasing the availability of sanitization products, and (iv) the increased cost of personal protective equipment. Although we believe the Company is currently considered an “essential” business in its operating markets, if any of the applicable exceptions or exemptions are curtailed or revoked in the future, or any of these exemptions or exceptions do not extend to any of our key suppliers, our business, operating results and financial condition could be adversely impacted. While we have attempted to continue business development activities during the pandemic, state and local shut downs, shelter-in-place orders and travel restrictions have impeded our ability to meet with customers and solicit new business, and certain bids and solicitations in which we typically participate have been postponed. As a result, at this time, it is impossible to predict the overall impact of COVID-19 on our business, liquidity, capital resources, supply chain and financial results or its effect on clean energy demand, capital budgets of our customers, or demand for our products. Additionally, while we have continued to prioritize the health and safety of our team members and customers as we continue to operate during the pandemic, we face an increased risk of litigation related to our operating environments. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic recession that has occurred or may occur in the future because of the pandemic, or because the pandemic worsens again. Additional public health crises could also emerge in the future, including other pandemics or epidemics. Any such public health crisis could pose further risks to us and could also have a material adverse effect on our business, results of operations and financial position.

Our PPP Loan may not be forgiven, may subject us to challenges regarding qualification for the PPP Loan, enforcement actions, fines and penalties, and has resulted in an informal SEC inquiry into our financial disclosures.

On April 20, 2020, we entered into a Paycheck Protection Program Promissory Note, dated April 16, 2020 (the “PPP Note”), evidencing a loan to the Company from Liberty Bank under the CARES Act. Pursuant to the PPP Note, we received total proceeds of approximately $6.5 million on April 24, 2020. In accordance with the requirements of the CARES Act, as amended by the Paycheck Protection Program Flexibility Act of 2020 (the “PPP Flexibility Act”), the PPP Loan may be fully forgiven if (i) proceeds are used to pay eligible payroll costs, rent, mortgage interest and utilities and (ii) full-time employee headcount and salaries are either maintained during the 24-week period following disbursement of the PPP Loan or restored by December 31, 2020. If not so maintained or restored, forgiveness of the PPP Loan will be reduced in accordance with regulations to be issued by the SBA. In order to obtain the consent of the Orion Agent and the Orion Lenders (as defined below) under the Orion Credit Agreement to enter into the PPP Note, the Orion Agent and the Orion Lenders required us to apply for forgiveness within 30 days after the last day of the loan forgiveness period as designated under regulations in effect as of June 6, 2020. We used 100% of the proceeds of the PPP Loan to pay eligible payroll costs, and on October 29, 2020, we applied for forgiveness of the PPP Loan. While we believe we have met all of the requirements of the CARES Act, as amended by the PPP Flexibility Act, no assurance can be given that any portion of the PPP Loan will be forgiven. In addition, based on guidance from the United States Department of the Treasury, since the total PPP Loan proceeds exceeded $2.0 million, our forgiveness application will be subject to audit by the SBA, including with respect to our certification that the economic uncertainty at the time of our application made our request for a PPP Loan necessary to support our ongoing operations. Such certification does not contain any objective criteria and is subject to interpretation. If we are found to have been ineligible to receive the PPP Loan under the PPP Note, or in violation of any of the laws or regulations that may apply to us in connection with the PPP Note, including the False Claims Act, we may be subject to enforcement actions, fines and penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Note. In addition, our receipt of the PPP Loan and our submission of a forgiveness application may result in adverse publicity and damage to our reputation, governmental investigations, inquiries, reviews and audits, such as the SEC inquiry described below, which could consume significant financial and management resources. Any of these events could harm our business, results of operations and financial condition.

On or about May 11, 2020, the Division of Enforcement of the SEC sent the Company an inquiry requesting that we voluntarily provide information to the SEC pertaining to our application and resulting PPP Loan and how the need for the PPP Loan compares with our filings, disclosures and financial condition. While this request for information is voluntary and the Company was not obligated to respond, we are cooperating and have provided information to the SEC.

We have incurred losses and anticipate continued losses and negative cash flows.

We have transitioned from a research and development company to a commercial products manufacturer, services provider and developer. We have not been profitable since our year ended October 31, 1997. We expect to continue to incur net losses and generate negative cash flows until we can produce sufficient revenues and margins to cover our costs. We may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. For the reasons discussed in more detail below, there are uncertainties associated with our achieving and sustaining profitability. We have, from time to time, sought financing in the public markets in order to fund operations and will continue to do so. Our future ability to obtain such financing could be impaired by a variety of factors, including, but not limited to, the price of our common stock, our lack of available shares and general market conditions.

Our cost reduction strategy may not succeed or may be significantly delayed, which may result in our inability to deliver improved margins.

Our cost reduction strategy is based on the assumption that increases in production will result in economies of scale. In addition, our cost reduction strategy relies on advancements in our manufacturing process, global competitive sourcing, engineering design, reducing the cost of capital and technology improvements (including stack life and projected power output). Failure to achieve our cost reduction targets could have a material adverse effect on our results of operations and financial condition.

We have debt outstanding and may incur additional debt in the future, which may adversely affect our financial condition and future financial results.

As of July 31, 2020, our total consolidated debt and financing obligations outstanding (“indebtedness”) was $175.7 million ($166.2 million, net of finance costs and debt discounts), of which an aggregate of $80.0 million ($76.0 million, net of finance costs and debt discounts) was senior secured indebtedness under the Orion Credit Agreement with the Orion Agent, and its affiliates, Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II GPFA, L.P., Orion Energy Credit Opportunities Fund II PV, L.P., and Orion Energy Credit Opportunities FuelCell Co-Invest, L.P., as lenders (the “Orion Lenders”), with respect to a $200.0 million senior secured credit facility (the “Orion Facility”), and an aggregate of $95.7 million ($90.2 million, net of finance costs and debt discounts) was other secured indebtedness. As of July 31, 2020, our subsidiaries had $128.9 million ($124.6 million, net of finance costs and debt discounts) of indebtedness and other liabilities (including trade payables, but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). The majority of our debt is long-term with $17.7 million due within twelve months of July 31, 2020.

Our ability to make scheduled payments of principal and interest and other required repayments depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flows from operations in the future sufficient to service our debt and make necessary capital expenditures. In addition, the Orion Agent and the Orion Lenders have broad approval rights over our ability to draw and allocate funds from the Orion Facility and to take on additional debt. If we are unable to generate such cash flows, we may be required to adopt one or more alternatives, such as selling assets, restructuring operations, restructuring debt or obtaining additional equity capital on terms that may be onerous or dilutive.

While we intend to repay the Orion Credit Agreement in full, we may incur additional indebtedness in the future in the ordinary course of business, any of which could include similar or more onerous restrictions on us. If new debt is added to current debt levels, the risks described above could intensify. Our debt agreements, including the Orion Credit Agreement, contain representations and warranties, affirmative and negative covenants, and events of default that entitle the lenders to cause our indebtedness under such debt agreements to become immediately due and payable.

Unanticipated increases or decreases in business growth may result in adverse financial consequences for us.

If our business grows more quickly than we anticipate, our existing and planned manufacturing facilities may become inadequate and we may need to seek out new or additional space, or retrofit or further equip our existing facilities, at considerable cost to us. If our business does not grow as quickly as we expect, our existing and planned manufacturing facilities would, in part, represent excess capacity for which we may not recover the cost. In that circumstance, our revenues may be inadequate to support our committed costs and our planned growth, and our gross margins and business strategy would be adversely affected.

If our goodwill and other intangible assets, long-lived assets, inventory or project assets become impaired, we may be required to record a significant charge to operations.

We have in the past recorded charges and may in the future be required to record a significant charge to operations in our financial statements should we determine that our goodwill, other intangible assets (i.e., in process research and development (“IPR&D”)), other long-lived assets (i.e., property, plant and equipment and definite-lived intangible assets), inventory, or project assets are impaired. Such a charge might have a significant impact on our reported financial condition and results of operations.

As required by accounting rules, we review our goodwill for impairment at least annually as of July 31 or more frequently if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit that has goodwill is less than its carrying value. Factors that may be considered a change in circumstances indicating that the carrying value of our goodwill might not be recoverable include a significant decline in projections of future cash flows and lower future growth rates in our industry. We review IPR&D for impairment on an annual basis as of July 31 or more frequently if facts and circumstances indicate the fair value is less than the carrying value. If the technology has been determined to be abandoned or not recoverable, we would be required to record a charge reflecting impairment of the asset. We review inventory, long-lived assets and project assets for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. We consider a project commercially viable and recoverable if such project is anticipated to be sellable for a profit, or generates positive cash flows, once it is either fully developed or fully constructed. If any of our projects are not considered commercially viable, we would be required to record a charge reflecting the impairment of such project assets.

Our advanced technologies contracts are subject to the risk of termination by the contracting party and we may not realize the full amounts allocated under some contracts due to the lack of Congressional appropriations or early termination.

A portion of our revenues has been derived from long-term cooperative agreements and other contracts with the U.S. Department of Energy and other U.S. government agencies. These agreements are important to the continued development of our technology and our products. We also contract with private sector companies under certain advanced technologies contracts to develop strategically important and complementary offerings.

Generally, our privately funded advanced technology contracts, including our Joint Development Agreement with ExxonMobil Research and Engineering Company (“EMRE”), and our government research and development contracts are subject to the risk of termination at the convenience of the contracting party and may contain certain milestones and deliverables. Furthermore, with respect to government funded contracts, irrespective of the amounts allocated by the contracting agency, such contracts are subject to annual Congressional appropriations and the results of government or agency sponsored reviews and audits of our cost reduction projections and efforts. We can only receive funds under government-funded contracts ultimately made available to us annually by Congress as a result of the appropriations process. Accordingly, we cannot be sure whether we will receive the full amounts awarded under our privately funded, government research and development or other contracts. Termination of the contracts or failure to receive the full amounts under any of our advanced technology contracts could materially and adversely affect our business prospects, results of operations and financial condition.

Utility companies may resist the adoption of distributed generation and could impose customer fees or interconnection requirements on our customers that could make our products less desirable.

Investor-owned utilities may resist adoption of distributed generation fuel cell plants as such plants are disruptive to the utility business model that primarily utilizes large central generation power plants and associated transmission and distribution. On-site distributed generation that is on the customer-side of the electric meter competes with the utility. Distributed generation on the utility-side of the meter generally has power output that is significantly less than central generation power plants and may be perceived by the utility as too small to materially impact its business, limiting its interest. Additionally, perceived technology risk may limit utility interest in stationary fuel cell power plants.

Utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back up purposes. These fees could increase the cost to our customers of using our SureSource products and could make our products less desirable, thereby harming our business prospects, results of operations and financial condition.

We depend on third party suppliers for the development and supply of key raw materials and components for our products.

We use various raw materials and components to construct a fuel cell module, including nickel and stainless steel that are critical to our manufacturing process. We also rely on third-party suppliers for the balance-of-plant components in our products. Suppliers must undergo a qualification process, which takes four to twelve months. We continually evaluate new suppliers, and we are currently qualifying several new suppliers. There are a limited number of suppliers for some of the key components of our products. We do not know whether we will be able to maintain long-term supply relationships with our critical suppliers, or secure new long-term supply relationships on terms that will allow us to achieve our objectives, if at all. A supplier’s failure to develop and supply components in a timely manner or to supply components that meet our quality, quantity or cost requirements or our technical specifications, or our inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us, could each harm our ability to manufacture our SureSource products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers, all of which could harm our business prospects, results of operations and financial condition.

Risks Related to Sales of our Products

We derive significant revenue from contracts awarded through competitive bidding processes involving substantial costs and risks. Our contracted projects may not convert to revenue, and our project awards and sales pipeline may not convert to contracts, which may have a material adverse effect on our revenue and cash flows.

We expect a significant portion of the business that we will seek in the foreseeable future will be awarded through competitive bidding against other fuel cell technologies and other forms of power generation. The competitive bidding process involves substantial costs and a number of risks, including the significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us and our failure to accurately estimate the resources and costs that will be required to fulfill any contract we win. In addition, following a contract award, we may encounter significant expense, delay or contract modifications or award revocation as a result of our competitors protesting or challenging contracts awarded to us in competitive bidding. Our failure to compete effectively in this procurement environment could adversely affect our revenue and/or profitability.

Some of the project awards we receive and orders we accept from customers require certain conditions or contingencies (such as permitting, interconnection, financing or regulatory approval) to be satisfied, some of which are outside of our control. Certain awards are cancelable or revocable at any time prior to contract execution. The time periods from receipt of an award to execution of a contract, or receipt of a contract to installation may vary widely and are determined by a number of factors, including the terms of the award, governmental policies or regulations that go into effect after the award, the terms of the customer contract and the customer’s site requirements. These same or similar conditions and contingencies may be required by financiers in order to draw on financing to complete a project. If these conditions or contingencies are not satisfied, or changes in laws affecting project awards occur, or awards are revoked or cancelled, project awards may not convert to contracts, and installations may be delayed or canceled. This could have an adverse impact on our revenue and cash flow and our ability to complete construction of a project.

We have signed product sales contracts, EPCs, PPAs and long-term service agreements with customers subject to contractual, technology, operating and commodity risks as well as market conditions that may affect our operating results.

We apply the transfer of control over time revenue recognition method under Accounting Standards Codification Topic 606: Revenue from Contracts with Customer to certain product sales contracts which are subject to estimates. On a quarterly basis, we perform a review process to help ensure that total estimated contract costs include estimates of costs to complete that are based on the most recent available information. The amount of costs incurred on a cumulative to date basis as a function of estimated costs at completion is applied to contract consideration to determine the cumulative revenue that should be recognized to date.

In certain instances, we have executed PPAs with the utility, end-user of the power or site host of the fuel cell power plant. We may then sell the PPA to a project investor or retain the project and collect revenue from the sale of power over the term of the PPA, recognizing electricity revenue as power is generated and sold. Our growing portfolio of project assets used to generate and sell power under PPAs and utility tariff programs exposes us to operational risks and uncertainties, including, among other things, lost revenues due to prolonged outages, replacement equipment costs, risks associated with facility start-up operations, failures in the availability or acquisition of fuel, the impact of severe adverse weather conditions, natural disasters, terrorist attacks, cyber attacks, risks of property damage or injury from energized equipment, availability of adequate water resources and ability to intake and discharge water, use of new or unproven technology, fuel commodity price risk and fluctuating market prices, and lack of alternative available fuel sources.

We have contracted under long-term service agreements with certain customers to provide service on our products over terms up to 20 years. Under the provisions of these contracts, we provide services to maintain, monitor, and repair customer power plants to meet minimum operating levels. Pricing for service contracts is based upon estimates of future costs including future module replacements. While we have conducted tests to determine the overall life of our products, we have not run certain of our products over their projected useful life or in all potential conditions prior to large scale commercialization. As a result, we cannot be sure that these products will last to their expected useful life or perform as anticipated in all conditions, which could result in warranty claims, performance penalties, maintenance and module replacement costs in excess of our estimates, losses on service contracts and/or a negative perception of our products.

Our ability to proceed with projects under development and complete construction of projects on schedule and within budget may be adversely affected by escalating costs for materials, tariffs, labor and regulatory compliance, inability to obtain necessary permits, interconnections or other approvals on acceptable terms or on schedule and by other factors. If any development project or construction is not completed, is delayed or is subject to cost overruns, we could become obligated to make delay or termination payments or become obligated for other damages under contracts, experience diminished returns or write off all or a portion of our capitalized costs in the project. Each of these events could have an adverse effect on our business, financial condition, results of operations and prospects.

We extend product warranties for our products, which products are complex and could contain defects and may not operate at expected performance levels, which could impact sales and market adoption of our products, affect our operating results or result in claims against us.

We develop complex and evolving products and we continue to advance the capabilities of our fuel cell stacks and are now producing stacks in the United States with a net rated power output of 350 kilowatts and an expected seven-year life. We provide for a warranty of our products for a specific period of time against manufacturing or performance defects. We accrue for warranty costs based on historical warranty claim experience; however, actual future warranty expenses may be greater than we have assumed in our estimates. We are still gaining field operating experience with respect to our products, and despite experience gained from our growing installed base and testing performed by us, our customers and our suppliers, issues may be found in existing or new products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve broad market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs in excess of our estimates, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming, could be costly to defend, and may hurt our reputation in the marketplace. Our customers could also seek and obtain damages from us for their losses.

We currently face and will continue to face significant competition, including from products using other energy sources that may be lower priced or have preferred environmental characteristics.

We compete on the basis of our products’ reliability, efficiency, environmental considerations and cost. Technological advances in alternative energy products, improvements in the electric grid or other sources of power generation that use lower priced fuel or no fuel, or other fuel cell technologies may negatively affect the development or sale of some or all of our products or make our products less economically attractive, non-competitive or obsolete prior to or after commercialization. Significant decreases in the price of alternative technologies or grid delivered electricity, or significant increases in the price of our fuels could have a material adverse effect on our business because other generation sources could be more economically attractive to consumers than our products. Additionally, in certain markets, consumers and regulators have expressed a preference for zero-carbon generating resources over fueled resources, which could adversely affect sales of our products in such markets.

Other companies, some of which have substantially greater resources than ours, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, our products and technologies. Several companies in the U.S. are engaged in fuel cell development, although we are the only domestic company engaged in manufacturing and deployment of stationary carbonate fuel cells. Other emerging fuel cell technologies (and the companies developing them) include small or portable proton-exchange membrane (“PEM”) fuel cells (Ballard Power Systems, Plug Power, and increasing activity by numerous automotive companies including Toyota, Hyundai, Honda and GM), stationary phosphoric acid fuel cells (Doosan), stationary solid oxide fuel cells (Bloom Energy and Doosan), and small residential solid oxide fuel cells (Ceres Power Holdings and Ceramic Fuel Cells Ltd.). Each of these competitors has the potential to capture market share in our target markets. There are also other potential fuel cell competitors internationally that could capture market share.

Other than fuel cell developers, we must also compete with companies that manufacture combustion-based distributed power equipment, including various engines and turbines, and have well-established manufacturing, distribution, operating and cost features. Electrical efficiency of these products can be competitive with our SureSource power plants in certain applications. Significant competition may also come from gas turbine companies and large scale solar and wind technologies.

Our plans are dependent on market acceptance of our products.

Our plans are dependent upon market acceptance of, as well as enhancements to, our products. Fuel cell systems represent an emerging market, and we cannot be sure that potential customers will accept fuel cells as a replacement for traditional power sources or non-fuel based power sources, hydrogen generation sources or storage. As is typical in a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Since the distributed generation, hydrogen and storage markets are still evolving, it is difficult to predict with certainty the size of these markets and their growth rates. The development of a market for our products may be affected by many factors that are out of our control, including:

•	the cost competitiveness of our fuel cell products including availability and output expectations and total cost of ownership;

•	the future costs of natural gas, renewable natural gas (biofuels), and other fuels used by our fuel cell products;

•	customer reluctance to try a new product;

•	the market for distributed generation, hydrogen and storage and government policies that affect those markets;

•	government incentives, mandates or other programs favoring zero carbon energy sources;

•	local permitting and environmental requirements;

•	customer preference for non-fuel based technologies; and

•	the emergence of newer, more competitive technologies and products.

If a sufficient market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products, and we may never achieve profitability.

Our products use inherently dangerous, flammable fuels, operate at high temperatures and use corrosive carbonate material, each of which could subject our business to product liability claims.

Our business exposes us to potential product liability claims that are inherent in products that use hydrogen. Our products utilize fuels such as natural gas and convert these fuels internally to hydrogen that is used by our products to generate electricity. Although our platform does not combust fuels for the generation of electricity, the fuels we use are combustible and may be toxic. In addition, our SureSource products operate at high temperatures and use corrosive carbonate material, which could expose us to potential liability claims. Although we have incorporated a robust design and redundant safety features in our power plants, have established comprehensive safety, maintenance, and training programs, follow third-party certification protocols, codes and standards, and do not store natural gas or hydrogen at our power plants, we cannot guarantee that there will not be accidents. Any accidents involving our products or other hydrogen-using products could materially impede widespread market acceptance and demand for our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain adequate insurance coverage on acceptable terms.

Risks Related to Privacy, Data Protection and Cybersecurity

We are increasingly dependent on information technology, and disruptions, failures or security breaches of our information technology infrastructure could have a material adverse effect on our operations and the operations of our power plant platforms. In addition, increased information technology security threats and more sophisticated computer crime pose a risk to our systems, networks, products and services.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic and financial information and to manage a variety of business processes and activities, including communication with power plants owned by us or our customers and production, manufacturing, financial, logistics, sales, marketing and administrative functions. Additionally, we collect and store data that is sensitive to us and to third parties. Operating these information technology networks and systems and processing and maintaining this data, in a secure manner, are critical to our business operations and strategy. We depend on our information technology infrastructure to communicate internally and externally with employees, customers, suppliers and others. We also use information technology networks and systems to comply with regulatory, legal and tax requirements and to operate our fuel cell power plants. These information technology systems, many of which are managed by third parties or used in connection with shared service centers, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers or other cybersecurity risks, telecommunication failures, user errors, natural disasters, terrorist attacks or other catastrophic events. If any of our significant information technology systems suffer severe damage, disruption or shutdown, and our disaster recovery and business continuity plans do not effectively resolve the issues in a timely manner, our product sales, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results, or our fuel cell power plant operations may be disrupted, exposing us to performance penalties under our contracts with customers.

In addition, information technology security threats — from user error to cybersecurity attacks designed to gain unauthorized access to our systems, networks and data — are increasing in frequency and sophistication. Cybersecurity attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. Cybersecurity attacks could also include attacks targeting customer data or the security, integrity and/or reliability of the hardware and software installed in our products. We have experienced, and may continue to experience in the future, cybersecurity attacks that have resulted in unauthorized parties gaining access to our information technology systems and networks and, in one instance, gaining control of the information technology system at one of our power plants. However, to date, no cybersecurity attack has resulted in any material loss of data, interrupted our day-to-day operations or had a material impact on our financial condition, results of operations or liquidity. While we actively manage information technology security risks within our control, there can be no assurance that such actions will be sufficient to mitigate all potential risks to our systems, networks and data. In addition to the direct potential financial risk as we continue to build, own and operate generation assets, other potential consequences of a material cybersecurity attack include reputational damage, litigation with third parties, disruption to systems, unauthorized release of confidential or otherwise protected information, corruption of data, diminution in the value of our investment in research, development and engineering, and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness, results of operations and financial condition. The amount of insurance coverage we maintain may be inadequate to cover claims or liabilities relating to a cybersecurity attack.

Additionally, the legal and regulatory environment surrounding information security and privacy in the U.S. and international jurisdictions is constantly evolving. Violation or non-compliance with any of these laws or regulations, contractual requirements relating to data security and privacy, or with our own privacy and security policies, either intentionally or unintentionally, or through the acts of intermediaries could have a material adverse effect on our brands, reputation, business financial condition and results of operations, as well as subject us to significant fines, litigation losses, third-party damages and other liabilities.

Tax, Accounting, Compliance and Regulatory Risks

We are required to maintain effective internal control over financial reporting. Our management previously identified a material weakness in our internal control over financial reporting. If we are unable to remediate the material weakness or other control deficiencies are identified in the future, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports in a timely manner, which may adversely affect investor confidence in our Company and, as a result, the value of our common stock.

We are required, pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Complying with Section 404 requires a rigorous compliance program as well as adequate time and resources. We may not be able to complete our internal control evaluation, testing and any required remediation in a timely fashion. Additionally, if we identify one or more material weaknesses in our internal control over financial reporting, we will not be able to assert that our internal controls are effective. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We previously disclosed in our Form 10-Qs for the quarters ended April 30, 2019, July 31, 2019, January 31, 2020 and April 30, 2020 and in our Form 10-K for the year ended October 31, 2019 that we did not have resources to sufficiently address asset impairments on a timely basis or the accounting considerations and disclosures related to our amended credit facilities. As a result, we concluded that there was a material weakness in internal control over financial reporting, as we did not maintain effective controls over the accounting for and disclosures in the consolidated financial statements related to asset impairments, credit facilities and other non-routine transactions and disclosures. This material weakness resulted in material misstatements that were corrected in the consolidated financial statements prior to issuance. This material weakness had not been remediated as of July 31, 2020.

Subsequent to the evaluation made in connection with filing our Form 10-Q for the quarter ended April 30, 2019, our management, with the oversight of the Audit and Finance Committee of our Board of Directors (the “Audit and Finance Committee”), began the process of remediating the material weakness. Progress to date includes engagement of a third party resource to help evaluate the accounting and disclosure for significant matters each quarter and the hiring of additional experienced accounting staff. In addition, under the oversight of the Audit and Finance Committee, management will continue to review and make necessary changes to the overall design of our internal control environment to improve the overall effectiveness of internal control over financial reporting.

We have made progress in accordance with our remediation plan and our goal is to remediate this material weakness in fiscal year 2020. However, the material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. We are committed to continuing to improve our internal control processes and will continue to review, optimize and enhance our financial reporting controls and procedures; however, there can be no assurance that this will occur within 2020.

We cannot be certain that other material weaknesses and control deficiencies will not be discovered in the future. If other material weaknesses are identified in the future, or if we are not able to comply with the requirements of Section 404 in a timely manner, our reported financial results could be materially misstated and we could be subject to investigations or sanctions by regulatory authorities, which would require additional financial and management resources, and the value of our common stock could decline.

To the extent we identify future weaknesses or deficiencies, there could be material misstatements in our consolidated financial statements and we could fail to meet our financial reporting obligations. As a result, our ability to obtain additional financing on favorable terms or at all could be materially and adversely affected which, in turn, could materially and adversely affect our business, our financial condition and the value of our common stock. If we are unable to assert that our internal control over financial reporting is effective in the future, investor confidence in the accuracy and completeness of our financial reports could be further eroded, which would have a material adverse effect on the price of our common stock.

Our results of operations could vary as a result of changes to our accounting policies or the methods, estimates and judgments we use in applying our accounting policies.

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that could lead us to reevaluate our methods, estimates and judgments.

In future periods, management will continue to reevaluate its estimates for contract margins, service agreements, loss accruals, warranty, performance guarantees, liquidated damages and inventory valuation allowances. Changes in those estimates and judgments could significantly affect our results of operations and financial condition. We will also adopt changes required by the Financial Accounting Standards Board and the SEC.

We may be affected by environmental and other governmental regulation.

We are subject to various federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of carbon dioxide and pollutants into the atmosphere. Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. In addition, it is possible that industry-specific laws and regulations will be adopted covering matters such as transmission scheduling, distribution, emissions, and the characteristics and quality of our products, including installation and servicing. These regulations could limit the growth in the use of carbonate fuel cell products, decrease the acceptance of fuel cells as a commercial product and increase our costs and, therefore, the price of our products. We believe that our businesses are operating in compliance in all material respects with applicable environmental laws; however, these laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future. Accordingly, compliance with existing or future laws and regulations could have a material adverse effect on our business prospects, results of operations and financial condition. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Given that some of our product configurations run on fossil fuels, we may be negatively impacted by CO2-related changes in applicable laws, regulations, ordinances, rules or the requirements of the incentive programs on which we and our customers currently rely. Changes in any of the laws, regulations, ordinances or rules that apply to our installations and new technology could make it illegal or more costly for us or our customers to install and operate our products at particular sites. Additionally, our customers and potential customers’ energy procurement policies may prohibit or limit their willingness to procure our products. Our business prospects may be negatively impacted if we are prevented from completing new installations or our installations become more costly as a result of laws, regulations, ordinances, or rules applicable to our products, or by our customers’ and potential customers’ energy procurement policies

In addition, certain of our products benefit from federal, state and local governmental incentives, mandates or other programs promoting clean energy generation. Any changes to or termination of these programs could reduce demand for our products, impair sales financing, and adversely impact our business results.

A negative government audit could result in an adverse adjustment of our revenue and costs and could result in civil and criminal penalties.

Government agencies, such as the Defense Contract Audit Agency, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. If the agencies determine through these audits or reviews that we improperly allocated costs to specific contracts, they will not reimburse us for these costs. Therefore, an audit could result in adjustments to our revenue and costs.

Further, although we have internal controls in place to oversee our government contracts, no assurance can be given that these controls are sufficient to prevent isolated violations of applicable laws, regulations and standards. If the agencies determine that we or one of our subcontractors engaged in improper conduct, we may be subject to civil or criminal penalties and administrative sanctions, payments, fines, and suspension or prohibition from doing business with the government, any of which could materially affect our results of operations and financial condition.

Exports of certain of our products are subject to various export control regulations and may require a license or permission from the U.S. Department of State, the U.S. Department of Energy or other agencies.

As an exporter, we must comply with various laws and regulations relating to the export of products, services and technology from the U.S. and other countries having jurisdiction over our operations. We are subject to export control laws and regulations, including the International Traffic in Arms Regulation, the Export Administration Regulation, and the Specially Designated Nationals and Blocked Persons List, which generally prohibit U.S. companies and their intermediaries from exporting certain products, importing materials or supplies, or otherwise doing business with restricted countries, businesses or individuals, and require companies to maintain certain policies and procedures to ensure compliance. We are also subject to the Foreign Corrupt Practices Act, which prohibits improper payments to foreign governments and their officials by U.S. and other business entities. Under these laws and regulations, U.S. companies may be held liable for their actions and actions taken by their strategic or local partners or representatives. If we, or our intermediaries, fail to comply with the requirements of these laws and regulations, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil and/or criminal penalties, which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Need for Additional Capital

We will need to raise additional capital, and such capital may not be available on acceptable terms, or on terms acceptable to our lenders, if at all. If we do raise additional capital utilizing equity, existing stockholders will suffer dilution. If we do not raise additional capital, our business could fail or be materially and adversely affected.

The implementation of our business plan and strategy requires additional capital to fund operations as well as investment by us in project assets. If we are unable to raise additional capital in the amounts required, on terms acceptable to us and our lenders, or at all, we will not be able to successfully implement our business plan and strategy. The recent change to a more capital-intensive business model increases the risks of our being able to successfully implement our plans, if we do not raise additional capital in the amounts required.

The Orion Lenders and the Orion Agent under the Orion Facility have broad approval rights over our ability to raise additional capital, obtain other debt financing, and draw, allocate and use funds from the Orion Facility. If we are unable to obtain such approvals when we seek to raise additional capital, obtain other debt financing, or use funds under the Orion Facility, it could have a material adverse effect on our financial condition and operations. While we intend to repay the Orion Facility in full, we may incur additional indebtedness in the future, any of which could include similar or more onerous restrictions on us. In addition, if we raise additional funds through further issuances of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options or warrants, holders of our common stock could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our then-existing capital stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we cannot raise additional funds when we need them, our business and prospects could fail or be materially and adversely affected. In addition, if additional funds are not secured in the future, we will have to modify, reduce, defer or eliminate parts of our present and anticipated future projects, or sell some or all of our assets.

Risks Related to our Intellectual Property and Technology Licenses

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement, misappropriation, or other violation, or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property.

We previously licensed certain of our carbonate fuel cell manufacturing intellectual property to POSCO Energy on an exclusive basis in the South Korean and broader Asian markets, but we terminated our license agreements with POSCO Energy on June 28, 2020, which termination POSCO Energy is disputing. In addition, effective as of June 11, 2019, we entered into a License Agreement with EMRE (the “EMRE License Agreement”), pursuant to which we agreed, subject to the terms of the EMRE License Agreement, to grant EMRE and its affiliates a non-exclusive, worldwide, fully paid, perpetual, irrevocable, non-transferrable license and right to use our patents, data, know-how, improvements, equipment designs, methods, processes and the like to the extent it is useful to research, develop, and commercially exploit carbonate fuel cells in applications in which the fuel cells concentrate carbon dioxide from industrial and power sources and for any other purpose attendant thereto or associated therewith. Such right and license is sublicensable to third parties performing work for or with EMRE or its affiliates, but shall not otherwise be sublicensable. Furthermore, on November 5, 2019, we entered into a Joint Development Agreement with EMRE, pursuant to which we agreed to grant EMRE and its affiliates a worldwide, non-exclusive, royalty-free, irrevocable, perpetual, sub-licensable, non-transferable (subject to certain exceptions) right and license to practice certain Company background intellectual property (to the extent not already licensed pursuant to the EMRE License Agreement) for new carbonate fuel cell technology in carbon capture applications and hydrogen applications. We depend on POSCO Energy and EMRE to also protect our intellectual property rights, but we cannot assure you that POSCO Energy or EMRE will do so. For example, we have filed a demand for arbitration against POSCO Energy in the International Court of Arbitration of the International Chamber of Commerce based, in part, on POSCO Energy’s disclosure of our proprietary information to third parties.

As of October 31, 2020, we (excluding our subsidiaries) had 102 U.S. patents and 186 patents in other jurisdictions covering our fuel cell technology (in certain cases covering the same technology in multiple jurisdictions), with patents directed to various aspects of our SureSource technology, solid oxide fuel cell (“SOFC”) technology, PEM fuel cell technology and applications thereof. As of October 31, 2020, we also had 55 patent applications pending in the U.S. and 107 patent applications pending in other jurisdictions. Our U.S. patents will expire between 2020 and 2039, and the current average remaining life of our U.S. patents is approximately 9.5 years. As of October 31, 2020, our subsidiary, Versa Power Systems, Ltd., had 32 U.S. patents and 93 international patents covering SOFC technology (in certain cases covering the same technology in multiple jurisdictions), with an average remaining U.S. patent life of approximately 4.7 years. As of October 31, 2020, Versa Power Systems, Ltd. also had 3 pending U.S. patent applications and 14 patent applications pending in other jurisdictions. In addition, as of October 31, 2020, our subsidiary, FuelCell Energy Solutions, GmbH, had license rights to 2 U.S. patents and 7 patents outside the U.S. for carbonate fuel cell technology licensed from Fraunhofer IKTS.

Some of our intellectual property is not covered by any patent or patent application and includes trade secrets and other know-how that is not able to be patented, particularly as it relates to our manufacturing processes and engineering design. In addition, some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we are found to be infringing, misappropriating or otherwise violating third-party intellectual property, we do not know whether we will be able to obtain licenses to use such intellectual property on acceptable terms, if at all. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope, and enforceability of a particular patent.

We cannot assure you that any of the U.S. or international patents owned by us (including our subsidiaries) or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others, or that any of our owned or licensed pending or future patent applications will be issued with the breadth of claim coverage sought by us or our licensors, if issued at all. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or able to be patented, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our subcontractors, vendors, suppliers, consultants, strategic business associates and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Certain of our intellectual property has been licensed to us on a non-exclusive basis from third parties that may also license such intellectual property to others, including our competitors.

If our licensors are found to be infringing, misappropriating or otherwise violating third-party intellectual property, we do not know whether we will be able to obtain licenses to use the intellectual property licensed to us on acceptable terms, if at all.

If necessary or desirable, we may seek extensions of existing licenses or further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such extensions or further licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for intellectual property that we use at present could cause us to incur substantial liabilities, and to suspend the manufacture or shipment of products or our use of processes requiring the use of that intellectual property.

While, other than with respect to claims we have made against POSCO Energy in the arbitration for disclosure of our proprietary information to third parties, we are not currently engaged in any intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed, misappropriated or otherwise violated the intellectual property rights of others or commence lawsuits against others who we believe are infringing, misappropriating or otherwise violating our rights or violating their agreements to protect our intellectual property. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not that litigation is resolved in our favor.

The U.S. government has certain rights relating to our intellectual property, including the right to restrict or take title to certain patents.

Multiple U.S. patents that we own have resulted from government-funded research and are subject to the risk of exercise of ”march-in” rights by the government. March-in rights refer to the right of the U.S. government or a government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. These “march-in” rights permit the U.S. government to take title to these patents and license the patented technology to third parties if the contractor fails to utilize the patents.

The pending legal proceedings with POSCO Energy could expose us to costs of such legal proceedings or an adverse judgment.

From approximately 2007 through 2015, we relied on POSCO Energy to develop and grow the South Korean and Asian markets for our products and services. We entered into manufacturing and technology transfer agreements with POSCO Energy, including the Alliance Agreement dated February 7, 2007 (and amendments thereto), the Technology Transfer, License and Distribution Agreement dated February 7, 2007 (and amendments thereto), the Stack Technology Transfer and License Agreement dated October 27, 2009 (and amendments thereto), and the Cell Technology Transfer and License Agreement dated October 31, 2012 (and amendments thereto) (collectively, the “License Agreements”). The License Agreements provided POSCO Energy with the exclusive technology rights to manufacture, sell, distribute and service our SureSource 300, SureSource 1500 and SureSource 3000 fuel cell technology in the South Korean and broader Asian markets. Due to certain actions and inactions of POSCO Energy, we have not realized any material revenues, royalties or new projects developed by POSCO Energy since late 2015.

In November 2019, POSCO Energy spun-off its fuel cell business into a new entity, Korea Fuel Cell Co., Ltd. (“KFC”), without our consent. As part of the spin-off, POSCO Energy transferred manufacturing and service rights under the License Agreements to KFC, but retained distribution rights and severed its own liability under the License Agreements. We formally objected to POSCO Energy’s spin-off and POSCO Energy posted a bond to secure any liabilities to the Company arising out of the spin-off. The Korean Electricity Regulatory Committee has subsequently found that POSCO Energy’s spin-off of the fuel cell business to KFC was done in violation of South Korean law.

On February 19, 2020, we notified POSCO Energy in writing that it was in material breach of the License Agreements by (i) its actions in connection with the spin-off of the fuel cell business to KFC, (ii) its suspension of performance through its cessation of all sales activities since late 2015 and its abandonment of its fuel cell business in Asia, and (iii) its disclosure of material nonpublic information to third parties and its public pronouncements about the fuel cell business on television and in print media that have caused reputational damage to the fuel cell business, the Company and its products. We also notified POSCO Energy that, under the terms of the License Agreements, it had 60 days to fully cure its breaches to our satisfaction and that failure to so cure would lead to termination of the License Agreements. Further, on March 27, 2020, we notified POSCO Energy of additional instances of its material breach of the License Agreements based on POSCO Energy’s failure to pay royalties required to be paid in connection with certain module replacements.

On April 27, 2020, POSCO Energy initiated a series of three arbitration demands against us at the International Chamber of Commerce seated in Singapore alleging certain warranty defects in a sub-megawatt conditioning facility at its facility in Pohang, South Korea and seeking combined damages of approximately $3.3 million. Prior to filing the arbitrations, POSCO Energy obtained provisional attachments from the Seoul Central District Court attaching certain revenues owed to us by Korea Southern Power Company (“KOSPO”) as part of such warranty claims, which has delayed receipt of certain payments owed to us. POSCO Energy subsequently sought additional provisional attachments on KOSPO revenues from the Seoul Central District Court based on unspecified warranty claims not yet filed in an additional amount of approximately $7 million. At October 31, 2020, outstanding accounts receivable for Korea Southern Power Company was $6.4 million.

On June 28, 2020, we terminated the License Agreements with POSCO Energy and filed a demand for arbitration against POSCO Energy and KFC in the International Court of Arbitration of the International Chamber of Commerce based on POSCO Energy’s (i) failure to exercise commercially reasonable efforts to sell our technology in the South Korean and Asian markets, (ii) disclosure of our proprietary information to third parties, (iii) attack on our stock price and (iv) spin-off of POSCO Energy’s fuel cell business into KFC without our consent. We have requested that the arbitral tribunal (a) confirm through declaration that POSCO Energy’s exclusive license to market our technology and products in South Korea and Asia is null and void as a result of the breaches of the License Agreements and that we have the right to pursue direct sales in these markets, (b) order POSCO Energy and KFC to compensate us for losses and damages suffered in the amount of more than $200 million, and (c) order POSCO Energy and KFC to pay our arbitration costs, including counsel fees and expenses. In October 2020, POSCO Energy filed a counterclaim in the arbitration (x) seeking approximately $880 million in damages based on allegations that we misrepresented the capabilities of our fuel cell technology to induce POSCO Energy to enter into the License Agreements and failed to turn over know-how sufficient for POSCO Energy to successfully operate its business; (y) seeking a declaration that the License Agreements remain in full force and effect and requesting the arbitral tribunal enjoin us from interfering in POSCO Energy’s exclusive rights under the License Agreements and (z) seeking an order that we pay POSCO Energy’s arbitration costs, including counsel fees and expenses.

On August 28, 2020, POSCO Energy filed a complaint in the Court of Chancery of the State of Delaware purportedly seeking to enforce its rights as a stockholder of the Company to inspect and make copies and extracts of certain books and records of the Company and/or the Company’s subsidiaries pursuant to Section 220 of the of the Delaware General Corporation Law and/or Delaware common law. POSCO Energy alleges that it is seeking to inspect these documents for a proper purpose reasonably related to its interests as a stockholder of the Company, including investigating whether the Company’s Board of Directors and its management breached their fiduciary duties of loyalty, due care, and good faith. POSCO Energy seeks an order of the Court permitting POSCO Energy to inspect and copy the demanded books and records, awarding POSCO Energy reasonable costs and expenses, including reasonable attorney’s fees incurred in connection with the matter, and granting such other and further relief as the Court deems just and proper.

On September 14, 2020, POSCO Energy filed a complaint in the United States District Court for the Southern District of New York alleging that the Company delayed the removal of restrictive legends on certain share certificates held by POSCO Energy in 2018, thus precluding POSCO Energy from selling the shares and resulting in claimed losses in excess of $1,000,000.

We cannot predict the outcome of the arbitration proceedings against POSCO Energy and KFC, the litigation and arbitration proceedings filed by POSCO Energy against us, or any future discussions with, or other actions or legal proceedings against or involving, POSCO Energy or KFC, if they occur, the future status or scope of our relationship with POSCO Energy or KFC, whether our relationship with POSCO Energy or KFC will continue in the future, whether we will become involved in additional mediations, arbitrations, litigation or other proceedings with POSCO Energy or KFC, what the costs of any such current or future proceedings will be or the effect of such current or future proceedings on the market. We also cannot predict collection timing of any receipts which are currently being delayed as a result of these proceedings. Any such current or future proceedings could result in significant expense to us, distract management’s attention from the operation of our business and adversely affect our business and financial condition and reputation in the market, whether or not such proceedings are resolved in our favor. Additionally, although we believe that termination of the License Agreements affords us with the ability to market our products and services in South Korea and the broader Asian market, POSCO Energy is disputing the termination of the License Agreement, and we cannot predict whether our efforts to access the South Korean and Asian markets, which are complex markets, will be successful or will be limited, hindered or delayed.

Risks Related to Our Common and Preferred Stock

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	failure to meet commercialization milestones;

•	failure to win contracts through competitive bidding processes, or the loss of project awards previously announced or anticipated prior to entering into definitive contracts;

•	the loss of a major customer or a contract;

•	variations in our quarterly operating results from the expectations of securities analysts or investors;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	changes in the securities analysts that cover us or failure to regularly publish reports;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	insider selling or buying;

•	demand for our common stock;

•	dilution from issuances of our common stock;

•	general market trends or preferences for non-fueled resources;

•	the COVID-19 pandemic, including any worsening of the pandemic;

•	general technological or economic trends; and

•	changes in United States or foreign political environment and the passage of laws, including, tax, environmental or other laws, affecting the product development business.

Our stock price has increased during the past twelve months from an intra-day low price of $0.48 on December 10, 2019 to an intra-day high of $11.31 on November 24, 2020. The closing price of our common stock on November 30, 2020 was $10.20. There can be no assurance that the current stock price will be maintained, and it is possible that our stock price could drop significantly. In the past, following periods of volatility in the market price of their stock, companies have been the subject of securities class action litigation. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business prospects, results of operations and financial condition.

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options or warrants, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

On June 29, 2020, we filed a registration statement pursuant to which the selling stockholders may from time to time sell up to an aggregate of 17,396,320 shares of our common stock issued or issuable upon the exercise of the warrants issued pursuant to the Orion Credit Agreement. The registration statement was declared effective on July 20, 2020. The exercise of the remaining outstanding warrants to purchase 2,700,000 shares of our common stock and/or the sale of the shares underlying these warrants, or the perception that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Provisions of Delaware and Connecticut law and of our certificate of incorporation and by-laws and our outstanding securities may make a takeover more difficult.

Provisions in our Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Amended and Restated By-Laws (“By-laws”) and in Delaware and Connecticut corporate law may make it difficult and expensive for a third-party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. In addition, certain provisions and rights of the Class A Preferred Shares (the “Series 1 Preferred Shares”) issued by our subsidiary, FCE FuelCell Energy Ltd. (“FCE Ltd.”), and our Series B Preferred Stock could make it more difficult or more expensive for a third party to acquire us. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change in our management and board of directors.

Our By-laws provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a judicial forum deemed favorable by the stockholder for disputes with us or our directors, officers or employees.

Our By-laws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our By-laws, any action to interpret, apply, enforce, or determine the validity of our Certificate of Incorporation or By-laws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes against us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our By-laws to be inapplicable or unenforceable in such an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

The rights of the Series 1 Preferred Shares and our Series B Preferred Stock could negatively impact our cash flows and the rights of our Series B Preferred Stock could dilute the ownership interest of our stockholders.

The terms of the Series 1 Preferred Shares issued by FCE Ltd. provide rights to the holder, Enbridge Inc. (“Enbridge”), which could negatively impact us.

The provisions of the Series 1 Preferred Shares, as such were amended pursuant to a letter agreement entered into by the Company, FCE Ltd. and Enbridge on January 20, 2020, require that FCE Ltd. make annual payments to Enbridge totaling Cdn. $1,250,000, including (i) annual dividend payments of Cdn. $500,000 and (ii) annual return of capital payments of Cdn. $750,000, with such payments to be made on a quarterly basis through December 31, 2021. Commencing on January 1, 2020, dividends accrue at an annual rate of 15% on the principal redemption price with respect to the Series 1 Preferred Shares and any accrued and unpaid dividends on the Series 1 Preferred Shares. The aggregate amount of all accrued and unpaid dividends to be paid on the Series 1 Preferred Shares on or before December 31, 2021 is expected to be Cdn. $26.5 million and the balance of the principal redemption price to be paid on or before December 31, 2021 with respect to all of the Series 1 Preferred Shares is expected to be Cdn. $3.5 million. In connection with the letter agreement, the Company entered into the Second Amendment to the Orion Credit Agreement (the “Second Orion Amendment”), which adds a new affirmative covenant to the Orion Credit Agreement that obligates us to, and to cause FCE Ltd. to, on or prior to November 1, 2021, either (i) pay and satisfy in full all of our and their respective obligations in respect of, and fully redeem and cancel, all of the Series 1 Preferred Shares of FCE Ltd., or (ii) deposit in a newly created account of FCE Ltd. or the Company cash in an amount sufficient to pay and satisfy in full all of our and their respective obligations in respect of, and to effect a redemption and cancellation in full of, all of the Series 1 Preferred Shares. The Second Orion Amendment also provides that the amended articles of FCE Ltd. setting forth the modified terms of the Series 1 Preferred Shares will be considered a “Material Agreement” under the Orion Credit Agreement. Under the Second Orion Amendment, a failure to satisfy this new affirmative covenant or to otherwise comply with the terms of the Series 1 Preferred Shares will constitute an event of default under the Orion Credit Agreement, which could result in the acceleration of any amounts outstanding under the Orion Credit Agreement. The Company currently intends to settle the obligation with Enbridge to pay the principal redemption price of the issued and outstanding Series 1 Preferred Shares together with accrued and unpaid dividends thereon and any tax liabilities associated therewith. Depending on how the obligation is settled, which is subject to negotiation with Enbridge, the Company may incur tax liabilities of up to Cdn. $3.5 million.

The terms of our Series B Preferred Stock also provide rights to their holders that could negatively impact us. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends at the rate of $50 per share per year, payable either in cash or in shares of our common stock. To the extent the dividend is paid in shares of our common stock, additional issuances could be dilutive to our existing stockholders and the sale of those shares could have a negative impact on the price of our common stock. A share of our Series B Preferred Stock may be converted at any time, at the option of the holder, into 0.5910 shares of our common stock (which is equivalent to an initial conversion price of $1,692 per share), plus cash in lieu of fractional shares. Furthermore, the conversion rate applicable to the Series B Preferred Stock is subject to additional adjustment upon the occurrence of certain events.

The Series B Preferred Stock ranks senior to our common stock with respect to payments upon liquidation, dividends, and distributions.

The rights of the holders of our Series B Preferred Stock rank senior to our obligations to our common stockholders. Upon our liquidation, the holders of Series B Preferred Stock are entitled to receive $1,000.00 per share plus all accumulated and unpaid dividends (the “Liquidation Preference”). Until the holders of Series B Preferred Stock receive the Liquidation Preference with respect to their shares of Series B Preferred Stock in full, no payment will be made on any junior shares, including shares of our common stock. The existence of senior securities such as the Series B Preferred Stock could have an adverse effect on the value of our common stock.

General Risk Factors

Litigation could expose us to significant costs and adversely affect our business, financial condition, and results of operations.

We are, or may become, party to various lawsuits, arbitrations, mediations, regulatory proceedings and claims, which may include lawsuits, arbitrations, mediations, regulatory proceedings or claims relating to commercial liability, product recalls, product liability, product claims, employment matters, environmental matters, breach of contract, intellectual property, indemnification, stockholder suits, derivative actions or other aspects of our business. Litigation (including the other types of proceedings identified above) is inherently unpredictable, and although we may believe we have meaningful defenses in these matters, we may incur judgments or enter into settlements of claims that could have a material adverse effect on our business, financial condition, and results of operations. The costs of responding to or defending litigation may be significant and may divert the attention of management away from our strategic objectives. There may also be adverse publicity associated with litigation that may decrease customer confidence in our business or our management, regardless of whether the allegations are valid or whether we are ultimately found liable.

Financial markets worldwide have experienced heightened volatility and instability which may have a material adverse impact on our Company, our customers and our suppliers.

Financial market volatility can affect the debt, equity and project finance markets. This may impact the amount of financing available to all companies, including companies with substantially greater resources, better credit ratings and more successful operating histories than ours. It is impossible to predict future financial market volatility and instability and the impact on our Company, and it may have a materially adverse effect on us for a number of reasons, such as:

•	The long term nature of our sales cycle can require long lead times between application design, order booking and product fulfillment. For such sales, we often require substantial cash down payments in advance of delivery. For our generation business, we must invest substantial amounts in application design, manufacture, installation, commissioning and operation, which amounts are returned through energy sales over long periods of time. Our growth strategy assumes that financing will be available for us to finance working capital or for our customers to provide down payments and to pay for our products. Financial market issues may delay, cancel or restrict the construction budgets and funds available to us or our customers for the deployment of our products and services.

•	Projects using our products are, in part, financed by equity investors interested in tax benefits, as well as by the commercial and governmental debt markets. The significant volatility in the U.S. and international stock markets causes significant uncertainty and may result in an increase in the return required by investors in relation to the risk of such projects.

•	If we, our customers or our suppliers cannot obtain financing under favorable terms, our business may be negatively impacted.

Our future success will depend on our ability to attract and retain qualified management, technical, and other personnel.

Our future success is substantially dependent on the services and performance of our executive officers and other key management, engineering, scientific, manufacturing and operating personnel. The loss of the services of any such personnel could materially adversely affect our business. Our ability to achieve our commercialization plans and to increase production at our manufacturing facility in the future will also depend on our ability to attract and retain additional qualified personnel, and we cannot assure you that we will be able to do so. Recruiting personnel for the fuel cell industry is competitive. Our inability to attract and retain additional qualified personnel, or the departure of key employees, could materially and adversely affect our development, commercialization and manufacturing plans and, therefore, our business prospects, results of operations and financial condition. In addition, our inability to attract and retain sufficient personnel to quickly increase production at our manufacturing facility when and if needed to meet increased demand may adversely impact our ability to respond rapidly to any new product, growth or revenue opportunities. Our inability to attract and retain sufficient qualified personnel to staff our government or third party funded research contracts may result in our inability to complete such contracts or terminations of such contracts, which may adversely impact financial conditions and results of operations.

We are subject to risks inherent in international operations.

Since we market our products both inside and outside the U.S., our success depends in part on our ability to secure international customers and our ability to manufacture products that meet foreign regulatory and commercial requirements in target markets. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets. In addition, we are subject to tariff regulations and requirements for export licenses, particularly with respect to the export of some of our technologies. We face numerous challenges in our international expansion, including unexpected changes in regulatory requirements and other geopolitical risks, fluctuations in currency exchange rates, longer accounts receivable requirements and collections, greater bonding and security requirements, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of international laws. Any of these factors could adversely affect our results of operations and financial condition.

We source raw materials and parts for our products on a global basis, which subjects us to a number of potential risks, including the impact of export duties and quotas, trade protection measures imposed by the U.S. and other countries including tariffs, potential for labor unrest, changing global and regional economic conditions and current and changing regulatory environments. Changes to these factors may have an adverse effect on our ability to source raw materials and parts in line with our current cost structure.

Although our reporting currency is the U.S. dollar, we conduct our business and incur costs in the local currency of most countries in which we operate. As a result, we are subject to currency translation and transaction risk. Changes in exchange rates between foreign currencies and the U.S. dollar could affect our net sales and cost of sales and could result in exchange gains or losses. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations.

We could also expand our business into new and emerging markets, many of which have an uncertain regulatory environment relating to currency policy. Conducting business in such markets could cause our exposure to changes in exchange rates to increase, due to the relatively high volatility associated with emerging market currencies and potentially longer payment terms for our proceeds. Our ability to hedge foreign currency exposure is dependent on our credit profile with financial institutions that are willing and able to do business with us. Deterioration in our credit position or a significant tightening of the credit market conditions could limit our ability to hedge our foreign currency exposure and, therefore, result in exchange gains or losses.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Payoff Letter, dated November 30, 2020, among FuelCell Energy, Inc., each of the Guarantors party thereto, and Orion Energy Partners Investment Agent, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 1, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President, Chief Financial Officer, and Treasurer